Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Interactive Intelligence Group, Inc. 401(k) Savings Plan on Form S-8 (File Number 333-33772) of our report dated June 25, 2014, on our audits of the financial statements of Interactive Intelligence Group, Inc. 401(k) Savings Plan and the statements of net assets available for benefits as of December 31, 2013 and 2012, and the statement of changes in net assets available for benefits for the year ended December 31, 2013, which report is included in its Annual Report on Form 11-K.

BKD, LLP

Indianapolis, Indiana

June 25, 2014